Exhibit 10.19

AMENDMENT TO THE ENSCO INTERNATIONAL INCORPORATED 1998 INCENTIVE PLAN

WITNESSETH:

This Amendment is effective the 1st day of January, 2003, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WHEREAS, the Company adopted the ENSCO International Incorporated 1998 Incentive Plan effective May 12, 1998, (which as it may previously have been amended from time to time is referred to herein as the "Plan");

WHEREAS, the Company now desires to adopt this Amendment to the Plan in order to provide for the outsourcing of certain Plan administrative functions to a third party;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment to the Plan:

The definition of"Fair Market Value" is hereby amended to read as follows:

"Fair Market Value' shall mean the composite ticker tape price per share on the New York Stock Exchange, or if not traded on the New York Stock Exchange, such other national securities exchange, as the Committee may specify, on the date of determination or, if the securities are not traded on said date, the composite ticker tape price on the nearest preceding date. If at any time the securities are not traded on the New York Stock Exchange or another national securities exchange, the fair market value per share of the securities shall be the composite ticker tape price per share if the securities are traded in the over-the-counter market. If the securities are not traded on an exchange or in the over-the-counter market, the fair market value per share of the securities shall be the value determined in accordance with such fair and reasonable means as the Board of Directors or the Committee shall specify."

Section 6(c)(ii) of the Plan is hereby amended to read as follows:
"(ii)	Payment of Shares. Payment for the Shares upon exercise of an Option shall be made in cash, by check acceptable to the Company or its designee, or if authorized by the Committee, by delivery of other Shares having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Shares as to which said Option is being exercised, or by any combination of such methods of payment or by any other method of payment as may be permitted under applicable law and this Plan and authorized by the Committee under Section 3(c) of this Plan."

Section 6(d)(i) of the Plan is hereby amended to read as follows:

(d) Exercise of Option

(i) Procedure for Exercise; Rights of Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be determined by the Committee, including without limitation performance criteria with respect to the Company and/or the Optionee, and in accordance with the terms of this Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company or its designee in accordance with the terms of the Stock Option Agreement by the Optionee and full payment for the Shares with respect to which the Option is exercised has been received by the Company or its designee. Full payment may, as authorized by the Committee, consist of any form of consideration and method of payment allowable under Section 6(c)(ii) of this Plan. Upon the receipt of notice of exercise and full payment for the Shares, the Shares shall be deemed to have been issued and the Optionee shall be entitled to receive such Shares and shall be a stockholder with respect to such Shares, and the Shares shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock certificate is issued, except as provided in Section 9 of this Plan.
Each exercise of an Option shall reduce, by an equal number, the total number of Shares that may thereafter be purchased under such Option."

Section 8(b) of the Plan is hereby amended to read as follows:

"(b) Tax Withholding. Each Participant shall, no later than the date as of which the value of any Plan Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of such Participant for Federal income tax purposes, pay to the Company or its designee, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required to be withheld with respect to such income. The Company or its designee and the Company's Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company or its designee to withhold from Shares to be issued pursuant to any award, a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company or its designee Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due."

Section 10(c) of the Plan is hereby amended to read as follows:
"(c) Vested Shares of Restricted Stock and the Proceeds Therefrom. If Restricted Stock grants held by the Participant vested within one (1) year of the date of Termination, and if the Committee, in its sole discretion, has so provided in the Participant's agreement or agreements evidencing such grants of Restricted Stock, the Participant shall remit to the Company or its designee an amount in good funds equal to the Fair Market Value of such shares computed as of the date of vesting of such shares."

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment to be executed effective the date first above written.

ENSCO INTERNATIONAL INCORPORATED

By:

Its: